December 2005 Ameritrade, Inc., member NASD/SIPC. Ameritrade, Inc. is a subsidiary of Ameritrade Holding Corporation. Ameritrade and Ameritrade logo are trademarks or registered trademarks of Ameritrade IP Company, Inc. (c) 2005 Ameritrade IP Company, Inc. All rights reserved. Used with permission.

Cautionary Note Regarding Forward Looking Statements This presentation contains forward-looking statements that involve risks and uncertainties. For example, statements related to projected earnings growth; realization of Ameritrade's strategy; the service offerings of TD Ameritrade; increased accounts and trades at TD Ameritrade; the expected benefits to stockholders and customers; credit and interest rate risk; expected synergies of TD Ameritrade, including cost savings and revenue opportunities, and the timing of the synergy realization, including expenses expected to be eliminated; the expected accretive nature of the transaction and the timing of the accretion; the expected financial and operational performance of TD Ameritrade, including increased net income and pre-tax margin; accelerated business growth; the expected access to banking without cost or risk; industry rankings and competitive position; execution of integration plans; management and organizational structure; expected date of special shareholders meeting; estimated closing date; estimated payable date for the special dividend; the dividend to be paid to Ameritrade stockholders; timing of the closing; the tender offer following the closing; future consolidation and growth; and other statements that are not historical facts, are all forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. Various factors could cause actual results to differ materially from those anticipated by the forward-looking statements. These factors include the possibility that the necessary stockholder and regulatory approvals are not obtained; that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that the bank sweep agreement does not obtain regulatory approval; that financing will not be available to fund the dividend or, if available, will be at a higher interest rate than expected; that prior to the closing of the proposed transaction, the businesses of the companies suffer due to uncertainty; that TD Ameritrade is unable to transition customers, successfully execute its integration strategies, or achieve planned synergies, or that the occurrence of these events takes longer than expected; that management is unable to accurately forecast the anticipated financial results of Ameritrade or TD Ameritrade or the timing of when those results will be realized; that TD Ameritrade is unable to compete successfully in this highly competitive and rapidly changing marketplace; that the parties are unable to retain employees that are key to the operations of the combined business; and that TD Ameritrade is unable to identify and realize future consolidation and growth opportunities. These and other risks that could cause actual results to differ materially from those described in the forward-looking statements are detailed from time to time in the documents filed by Ameritrade with the Securities and Exchange Commission, including Ameritrade's most recent form 10-K and 10-Q, as amended. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AMERITRADE
Holding Corporation

Ameritrade Background

- Technology Innovator
- Growth: Organic and M&A

Year	Events
1975	Among first companies to offer discount brokerage services
1988	Launched touch-tone trading
1994	First Internet trade
1997	AMTD IPO; Launched brand; Disruptive advertising and pricing
1999	Launched streaming quotes product; Wireless Web trading via phone introduced
2000	Direct Access through Web; Decimalization of online trading
2001	Acquired NDB.com
2002	Merged with Datek; Launched Trailing Stops
2003	Acquired accounts of MDB.com; Launched QuoteScope™; Launched Trade Triggers™
2004	Acquired accounts of Brokerage America, Bidwell, accounts of Investex & accounts of JB Oxford & Co.; Launched Amerivest®; Launched SnapTicket™; JD Powers Call Center Certification
2005	Announced acquisition of TD Waterhouse

Amerivest is an online investment advisory service of Amerivest Investment Management, LLC, an SEC-registered investment adviser. Brokerage services provided by Ameritrade, Division of Ameritrade, Inc., member NASD/SIPC. Ameritrade, Inc. and Amerivest Investment Management, LLC are both wholly owned subsidiaries of Ameritrade Holding Corporation.

3

2003 0.25 2004 0.66 2005 0.82 $0.25 $0.66 $0.82 2003 2004 2005 Third Consecutive Record Year - EPS +24% Net Income = $732M Earnings are per diluted share. $109M $283M $340M

TD Waterhouse: Realization of Ameritrade's Strategy Strengthens core business, accelerates growth & expands earnings RIA Long-term Investors Active Traders AMTD 4.1 75.6 164 TDW USA 38.1 143.4 75 Entrenched strong player Leverage platform with larger client base Amerivest New client base, suite of products, branch network, WICs, bank access Entrenched strong player Adds accounts and trades Adds assets and asset- based revenues Adds advisors, assets and asset-based revenues

Realizes Ameritrade's strategy Accelerates client segmentation strategy Serves full spectrum of individual investor needs across all products and channels Benefits of banking with minimal exposure to interest rate or credit risk Enhances low cost platform Continues industry consolidation Delivers superior financial returns Expected gross synergies of $578M Assuming full synergy realization, LTM March 2005: 38% EPS accretion Combined adjusted revenue: $1.8B with greater diversification Combined adjusted net income: $557M Shift to significant asset-based revenue model, which typically commands a higher multiple Low execution risk Proven track record The Best Combination for Clients and Shareholders TPD TD AMTD 238.973 SCH 191.3 ET 88.075 TD AMTD 0.52 ET 0.33 SCH 0.16 Average client trades per day (000s)* TD AMTD As Adjusted SCH ET TD AMTD As Adjusted ET SCH Pre-tax margin (LTM March 2005) TD AMTD is with full assumed synergy realization. Source: Company reports. Quarter ended March 2005. Source: Company reports. * E*Trade reports retail daily average revenue trades, which excludes professional trades. Schwab reports daily average revenue trades, which includes all client trades that generate commission revenue or revenue from principal mark-ups (i.e., fixed income), including trades of equities, options, fixed income securities, and mutual funds that generate transaction fees, and excluding Mutual Fund OneSource trades and other asset-based trades. AMTD and Waterhouse report average daily trades, which include all client trades of equities, options, mutual funds and debt instruments. (1) (1) (1) Excludes the impact of "Unrealized fair value adjustments of derivative instruments"

Timetable Event Date Definitive Proxy 12/5/2005 Special Shareholders Meeting 1/4/2006 Est. Closing Date 1/24/2006 Est. Payable Date for Dividend 1/24/2006

The Combination of Ameritrade and TD Waterhouse U.S.A.... Is the best combination for Clients and Shareholders Realizes Ameritrade's strategy Access to banking without the cost or risk Delivers superior financial returns Continues industry consolidation Has minimal execution risk Positions firm for future acquisitions and for P/E expansion

Appendix

Pro Forma Ownership: 67.4% Existing Ameritrade Shareholders/32.6% TD Bank Financial Group Board: 12 member board 5 TD Bank representatives (including Vice Chairman, Ed Clark) 3 Ricketts family representatives (including Chairman, Joe Ricketts) 3 independent representatives selected prior to close CEO, Joe Moglia Structure: Ameritrade will issue shares of its stock in exchange for the U.S. brokerage business of TD Waterhouse U.S.A. Approvals: AMTD Shareholders; Regulators Timing: Expected closing is on or about January 24, 2006, full synergy realization expected 6 quarters after closing Other Details: $6/share dividend to be paid to AMTD shareholders - $5/share to be funded by borrowings and excess cash, $1/share to be funded through excess capital at TD Waterhouse U.S.A. - total dividend of $2.4 billion. Ameritrade Canada to be sold to TD Bank for $60M TD Bank will tender for an additional 7.3% of shares promptly after closing at not less than $16/share, ex-dividend TD Bank limited to ownership of no more than 39.9% of outstanding shares for 3 years after closing and no more than 45% of outstanding shares in years 4 through 10, unless tendering for 100% and receiving approval by unaffiliated directors and shareholders Joe Ricketts may participate in tender offer. He has informed Ameritrade that he does not intend to participate in the tender offer. The Ricketts family limited to ownership of no more than 29% of outstanding shares for ten years Summary Transaction Terms

Combined Operating Metrics Note: Ameritrade metrics adjusted for the sale of Ameritrade Canada. (1) Client credit balances and money market funds. (2) Qualified accounts are all open client accounts with a total liquidation value of $2,000 or more, except Clearing accounts. (3) Total accounts for Ameritrade are all open client accounts (funded and unfunded), except Clearing accounts. (4) Total accounts for TDW USA are all funded and unfunded client accounts. *Does not reflect the effect of planned synergies As of or for the quarter ended March 2005 ($ in Billions) (as adjusted) (as adjusted) TD Ameritrade*

Revenue Opportunities - $219B Client Assets Rent banking skill set of TD Bank Minimal additional exposure to interest rate or credit risk (1) Assumed $1B of securities Assets in Billions Balances as of March 2005 Match the duration of assets and liabilities (no hedge expense)

Expense Synergies Equivalent of 59% of TD Waterhouse U.S.A. Expenses Expected to be Eliminated Proven integration track record Best people, products & platform Integration plan: - client retention - synergy realization - operational excellence - commitment to associates $ in Millions (1) Ameritrade excluding Canadian operations and excludes the impact of "Unrealized fair value adjustments of derivative instruments" (2) Estimated breakout of expenses by Ameritrade expense categories

Combined Results with Full Synergy Realization 38% Accretion In Millions except per share and percentages (1) Ameritrade excluding Canadian operations and excludes the impact of "Unrealized fair value adjustments of derivative instruments" (2) Synergies expected to be realized over 18 months (Yr1: 40%, Yr2: 90%, Yr3: 100%) (3) Calculated as LTM revenue on a per account basis; multiplied by 5% of retail accounts (non RIA accounts); multiplied by (1 minus variable cost percentage) (4) Represents intangible amortization associated with the "client list" acquired. Calculated as the assumed purchase price paid less net assets acquired; multiplied by 32% (rate determined by an independent valuation expert in Datek acquisition); divided by 20 year assumed life. (5) Based on borrowings of approximately $2B (at 7%). (6) Updated to reflect the change in shares issued in accordance with the amended purchase agreement (6)

? EPS $0.82 ? Net Income $340M ? Pre-Tax Income $553M, 55% ? Op Margin* $637M, 64% ? EBITDA* $580M, 58% ? Net Revenue $1B *See attached reconciliation of financial measures. Earnings are per diluted share FY 05 Year of Records

? Avg TPD 156K ? ROE Annualized 25% ? New Accts* 372K (327K + 45K JBOH) ? Net Acct Growth* 197K ? Qualified Accts** 1.735M ? Client Assets $83B ? Liquid Assets*** $397M FY 05 *Includes funded and unfunded accounts. **Client accounts with a total liquidation value of $2,000 or more, except Clearing accounts. ***See attached reconciliation of financial measures

Reconciliation of Financial Measures

Reconciliation of Financial Measures

Reconciliation of Financial Measures, cont.

Reconciliation of Financial Measures, cont.

Additional Information and Where to Find It In connection with the proposed transaction, Ameritrade filed a definitive proxy statement concerning the transaction with the Securities and Exchange Commission ("SEC") with a filing date of December 5, 2005. SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC's web site at www.sec.gov.

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